UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2008

LIBERTY STAR URANIUM & METALS CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50071

(Commission File Number)

90-0175540

(IRS Employer Identification No.)

3024 E. Fort Lowell Road, Tucson, Arizona 85716

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 520-731-8786

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective May 16, 2008, we entered into a Second Modification and Amendment Agreement (the “Agreement”) with all holders but one (the “Subscribers”) of the holders of our Convertible Promissory Notes dated May 11, 2007, whereby we amended the subscription agreements dated May 11, 2007 (the “Subscription Agreements”) entered into with the Subscribers relating to an investment by the Subscribers of $3,650,000 of principal amount of promissory notes (the “Notes”). The Notes are convertible into shares and warrants of our company.

All capitalized terms used herein shall have the meaning attributed to them in the Subscription Agreements.

The Agreement amends the Subscription Agreements as follows:

1.             Only in connection with the Monthly Amounts due on the 11th day of each of May and June, 2008, Section 2.1 of the Note is amended as follows:

“2.1.        Payment of Monthly Amount in Cash or Common Stock. Subject to Section 3.2 hereof, the Borrower shall pay the Monthly Amount, at the Borrower’s election, in either of the following manners: (i) in cash within three (3) business days after the applicable Repayment Date, or (ii) in registered Common Stock at an applied conversion rate equal to the lesser of (A) the Fixed Conversion Price (as defined in section 3.1 hereof), or (B) 75% of the VWAP (as defined below) as reported by Bloomberg L.P. for the Principal Market for the ten trading days preceding such Repayment Date (as such amount may be adjusted as described herein). Amounts paid with shares of Common Stock must be delivered to the Holder not later than three (3) business days after the applicable Repayment Date. The Borrower must send notice to the Holder by confirmed telecopier not later than 6:00 PM, New York City time on the fifth trading day preceding a Repayment Date (however the notice in reference to the payment due on May 11, 2008, shall be given within 2 days of execution of this Agreement and the Common Stock will be issued within 2 days of such notice but the VWAP calculation (date for the May 11, 2008 payment) will be May 11) notifying Holder of Borrower’s election to pay the Monthly Amount in cash or Common Stock. The Notice must state the amount of the Monthly Amount including a description of the components of such Monthly Amount and include supporting calculations. Elections by the Borrower must be made to all Other Holders in proportion to the relative Note principal held by the Holder and the Other Holders. If such notice is not timely sent or if the Monthly Redemption Amount is not timely delivered or if the Borrower elects to pay the Monthly Amount with Common Stock, then Holder shall have the right, instead of the Company, to elect in writing within three (3) trading days prior to the applicable Repayment Date or required Delivery Date, as the case may be, whether to be paid in Common Stock or defer the payment of the relevant Monthly Amount in whole or in part until three (3) business days after demand therefore by the Holder, but may not request cash on such payments until maturity or unless otherwise agreed to by the Company. The conversion price in connection with such deferred Monthly Amount shall be the lowest conversion price that could be calculated for any Repayment Date from the Repayment Date for such deferred Monthly Amount until such Monthly Amount is actually paid. Such Holder’s election shall not be construed to be a waiver of any default by Borrower relating to non-timely compliance by Borrower with any of its obligations under this Note. “VWAP” shall mean the sum of the dollars traded for every purchase and sale of the Common Stock on the Principal Market (determined as the price per share of Common Stock at which such purchase and sale occurred multiplied by the number of shares of Common Stock so purchased and sold) divided by the total shares of Common Stock traded during the period.”

2.             The Fixed Conversion Price as defined in Section 3.1 of the Note is amended to $0.50.

3.             The foregoing notwithstanding, the first Monthly Amount will be paid on May 12, 2008. Any portion of the Monthly Amount paid with shares of Common Stock shall be delivered to the Subscribers, and any restrictive legend upon sale of such Shares under Rule 144 will immediately be removed.

4.             The Purchase Price as defined in the Class A Warrant will be $0.50.

In all other respects, the terms of the Subscription Agreements shall remain the same.

Item 9.01.	Financial Statements and Exhibits.
10.1	Second Modification and Amendment Agreement dated May 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

/s/ James Briscoe

James Briscoe, President and Director

Date: May 23, 2008

CW1890855.1